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                                   Exhibit 21
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                        SUBSIDIARIES OF RISER FOODS, INC.



Rini-Rego Supermarkets, Inc. (fka Fisher Foods, Inc.), an Ohio corporation; names under which business conducted: Rini's Stop-N-Shop, Rego's Stop-N-Shop, Rini-Rego Stop-N-Shop, Rini-Rego Marketplace, Eagle Ice Cream.


American Seaway Foods, Inc. (fka Heritage Wholesalers, Inc.), an Ohio corporation; names under which business conducted: Seaway, Seaway Foods, Seaway Cash-n-Carry.


ASF Transportation, Inc. (fka Save-It Ohio, Inc.), an Ohio corporation.


Fisher Properties, Inc. (fka Fisher Auto Leasing, Inc.), an Ohio corporation.


5300 Richmond Road Corp., a Delaware corporation.



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